                                   EXHIBIT 2

                     TO REGISTRATION STATEMENT ON FORM S-4

                          OF BELL ATLANTIC CORPORATION

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of August 30, 1995, among Howard W. Sams & Company, an Indiana corporation (the "Company"); Damon C. Davis and Richard R. Hauser (each a "Seller" and together the "Sellers"); and Bell Atlantic Ventures XXIX, Inc. ("Purchaser"), an Indiana corporation and a wholly owned subsidiary of Bell Atlantic Corporation ("BAC"). (The Company and Purchaser are sometimes collectively referred to herein as the "Constituent Corporations".)

         WHEREAS, the Sellers own all of the issued and outstanding stock of the Company; and

         WHEREAS, the Sellers wish to exchange their shares of Company stock for shares of BAC common stock and cash; and

         WHEREAS, the Sellers and Purchaser wish to effect such an exchange through a merger of the Company and Purchaser; and

         WHEREAS, it is intended that the Merger (as hereinafter defined) will be a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the respective Boards of Directors of the Company and Purchaser, and the sole shareholder of Purchaser and the shareholders of the Company, have approved the merger of Purchaser with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the Indiana Business Corporation Law (the "IBCL");

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                    1. THE MERGER; THE SURVIVING CORPORATION

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5), Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of the Company, with all the rights, privileges, powers, franchises, liabilities and obligations of each of the Constituent Corporations, including the duties and obligations of Purchaser under this Agreement, shall continue unaffected by the Merger. The Merger shall have the effects specified in the IBCL.

         1.2 Articles of Incorporation and By-Laws of the Surviving Corporation. The Articles of Incorporation and the By-Laws of Purchaser in effect at the Effective Time shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the IBCL.

         1.3 Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

         1.4     Closing.

                 (a) The Closing of the Merger (the "Closing") shall take place at the offices of Bell Atlantic Corporation, 1717 Arch Street, Philadelphia, Pennsylvania, at 10:00 a.m. local time, on the date which is five business days after satisfaction or waiver of all the conditions set forth in
Article 5, or at such other place and time and/or on such other date as the Company and Purchaser may agree. The "Closing Date" shall be the date on which the Closing occurs.

                 (b) At the Closing and subject to the terms and conditions herein contained:

                          (i)     The Sellers shall deliver to Purchaser the
following:

                                  (A)      certificates representing all of the
issued and outstanding Common Shares of the Company, no par value (the "Company Stock"), free and clear of any mortgage, lien, claim, security interest or encumbrance whatsoever; and

                                  (B)      at the principal offices of the
Company, all corporate documentation, including, as applicable, the minute book, stock transfer book and corporate seals of the Company, and its books of account, records, agreements, leases, software licenses, customer and supplier lists, sales records, files, contracts, tax returns and other documents;

                          (ii)  Purchaser shall deliver to the Sellers the
Merger Consideration, as defined in Section 2.2(a) (excluding the Retention), in accordance with Section 2.4.

                 (c) At or prior to the Closing, each of the parties hereto shall also deliver to each other such other agreements, opinions, certificates, documents and instruments contemplated by Article 5.

         1.5 Effective Time. On the Closing Date, the Company and Purchaser will cause the articles of merger in the form attached as Exhibit 1.5 (the "Articles of Merger") to be properly executed and filed with the Indiana Secretary of State in accordance with the IBCL. The Merger shall become effective at the time at which the Articles of Merger have been duly filed with the Indiana Secretary of State (the "Effective Time").

         1.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary, desirable or proper to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement. Each Seller shall, at the reasonable request of BAC or its affiliates, and Purchaser shall, at the reasonable request of either Seller, execute and deliver any additional documents, or take such other actions, which BAC or such Seller may deem necessary or desirable to carry out the purposes of this Agreement.

                            2. CONVERSION OF SHARES;
                        DELIVERY OF MERGER CONSIDERATION

         2.1     Purchase Price.

                 (a) (i) The Purchase Price as used herein shall mean an amount equal to Six Million Four Hundred Twenty-Eight Thousand Five Hundred Dollars ($6,428,500.00) less the Purchase Price Adjustment, which shall be the sum of (i) the amount, if any, by which the Company's Indebtedness (as defined in Section 2.1(c)) as of the Closing Date exceeds One Million Eight Hundred Twenty-One Thousand Five Hundred Dollars ($1,821,500.00), plus (ii) the amount, if any, of any indebtedness outstanding on the Closing Date from either Seller or his relatives to the Company, plus any accrued and outstanding interest thereon, plus (iii) the amount, if any, by which the Company's Working Capital (as defined in Section 2.1(d)) as of the Closing Date is less than Two Million Six Hundred Thousand Dollars ($2,600,000.00) plus (iv) the aggregate amount of all payments made on or before the Closing Date by the Company to Development Capital, Inc. ("DCI") pursuant to the Settlement Agreement dated August 18, 1995 among the Company, DCI and Dennis Erwin (the "DCI Settlement Agreement"), a copy of which has been provided to Purchaser, which DCI Settlement Agreement refers to a letter agreement dated June 9, 1994 between DCI and the Company (the "DCI Letter").

                          (ii)  Purchaser and the Sellers shall agree on a good
faith estimate of the Purchase Price Adjustment at Closing for purposes of the initial delivery of the Merger Consideration. Within 60 days after the Closing Date, Purchaser, in consultation with the Sellers, shall prepare a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") in accordance with generally accepted accounting principles applied consistently with the

Company's past practice, and shall notify the Sellers of Purchaser's determination of the actual amount of the Purchase Price Adjustment. Within 30 days after such notification, the Sellers shall notify Purchaser either that they agree or they disagree with such determination, and if they disagree, they shall state the basis for such disagreement and the amount which they consider to be the actual Purchase Price Adjustment. Failure to give such notice within such 30-day period shall constitute agreement by the Sellers to Purchaser's determination. If the Sellers give notice of disagreement, and the parties are unable within 15 days of such notice to reach agreement on the actual amount of the purchase price adjustment, the matter will be referred for determination of the actual amount of the Purchase Price Adjustment to one of the following independent accounting firms: Katz Sapper & Miller, Whipple & Co., R.J. Pile & Co., or Ernst & Young. In the event Purchaser and the Sellers are unable to agree upon which such accounting firm shall be utilized, a strike procedure shall be utilized with Purchaser first delivering one strike, then Sellers delivering one strike, then Purchaser delivering a final strike, and the firm remaining after such three strikes shall be utilized. Purchaser and the Sellers shall each pay one-half of the cost of having such determination made by such firm. Any difference between the estimated and actual amount of the Purchase Price Adjustment will be settled pursuant to Section 2.4.

                 (b) Of the total Purchase Price, an amount equal to the lesser of (i) One Million Dollars ($1,000,000.00) or (ii) sixteen percent (16%) of the Purchase Price (such lesser amount shall be referred to as the "Cash Payment") shall be payable in cash, and the balance shall be payable in the form of BAC Common Stock (as defined in Section 2.2(a)(i)), all as provided in
Section 2.3.

                 (c) For purposes of this Section 2.1, "Indebtedness" shall mean the sum of (i) the aggregate principal amount of all interest-bearing indebtedness of the Company to third parties, excluding trade payables incurred in the ordinary course of business, together with all accrued but unpaid interest thereon, plus (ii) the net present value recorded by the Company of all payments required to be made under all capital leases to which the Company is a party; provided, however, that if the Company draws on its revolving line of credit to make any regular Company payroll payment paid within seven calendar days prior to the Closing Date, the amount of such draw shall be excluded from Indebtedness and shall instead be included in current liabilities for purposes of determining Working Capital. Purchaser agrees that for purposes of determining Indebtedness, the leases listed on Schedule 3.1.20(e) shall not be considered capital leases.

                 (d) For purposes of this Section 2.1, "Working Capital" shall mean total current assets less total current liabilities, determined in accordance with generally accepted accounting principles applied consistently with the Company's past practice but excluding from current liabilities for this purpose all indebtedness for monies borrowed (and all accrued but unpaid interest thereon) except for any amount excluded from Indebtedness in accordance with the proviso at the end of the first sentence of Section 2.1(c).

         2.2     Conversion of Company Stock

                 (a) At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Seller, be converted into the right to receive:

                          (i)  that number of shares of common stock, par value
$1.00 per share, of BAC ("BAC Common Stock") determined pursuant to Section 2.2(b), together with that same number of rights (a "Right") issuable pursuant to the Rights Agreement dated as of March 28, 1989, as amended (the "Rights Agreement"), between BAC and The Bank of New York, provided that no fractional share of BAC Common Stock nor any fractional Right shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.5; and

                          (ii)  cash in an amount equal to 1/59,000 of the Cash
Payment.

The shares of BAC Common Stock, the Rights, the cash payments in lieu of fractional shares of BAC Common Stock and fractional Rights, and the additional cash to be received by the Sellers pursuant to the Merger are hereinafter collectively referred to as the "Merger Consideration". At the Effective Time, all shares of Company Stock, by virtue of the Merger and without any further action on the part of the Sellers, shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such shares shall thereafter cease to have any rights with respect to such shares of Company Stock, except the right to receive the Merger Consideration for such shares of Company Stock in accordance with
Section 2.4.

                 (b) At the Effective Time, the number of shares of BAC Common Stock to be issued upon conversion of each share of Company Stock (the "Exchange Ratio") shall be a number determined by dividing the Conversion Amount by the average closing price of BAC Stock as reported on the New York Stock Exchange Composite Tape for the 10 successive trading days ending five trading days prior to the Closing Date (the "BAC Conversion Price"). The Conversion Amount shall be 1/59,000 of the difference between the Purchase Price and the Cash Payment.

                 (c) If after the date hereof and prior to the Effective Time BAC shall have declared a stock split (including a reverse split) of BAC Common Stock or a dividend payable in BAC Common Stock, or any other distribution to holders of BAC Common Stock with respect to their BAC Common Stock (including without limitation such a distribution made in connection with a merger, consolidation, reorganization or other business combination) other than regularly declared quarterly cash dividends (as such dividends may be increased from time to time by BAC), then the number of shares of BAC Common Stock to be issued upon conversion of a share of Company Stock pursuant to
Section 2.2(b) shall be appropriately adjusted (pursuant to the appropriate adjustment of all relevant share amounts and all relevant dollar amounts) to reflect such stock split, dividend or other distribution.

                 (d) Purchaser shall reimburse each Seller, upon submission of paid brokerage fee invoices, for any brokerage fees incurred by such Seller for the sale, on or prior to the tenth day following the Closing Date, of BAC Common Stock having an aggregate value (determined using the BAC Conversion Price) of up to $625,000.00 each, provided that the aggregate amount of such reimbursement shall not exceed $500.00 to each Seller.

         2.3 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Company Stock.

         2.4 Delivery of Merger Consideration; Adjustment of Merger Consideration. The Merger Consideration will be delivered as follows: On the Closing Date, in return for delivery of the Company Stock, each Seller will receive the entire Merger Consideration to which he is entitled except as provided in the next following sentence. Of the Cash Payment, (i) the total amount owing to DCI pursuant to the DCI Settlement Agreement shall be paid, by wire transfer, to DCI, to such account as each DCI shall specify in writing to Purchaser, (ii) Fifty Thousand Dollars ($50,000.00) (the "Retention") shall be retained by Purchaser pending determination of the actual Purchase Price Adjustment, and (iii) the balance shall be delivered by wire transfer payable to the Sellers, respectively, pro rata in accordance with their ownership of Company Stock, to such account as each Seller shall specify in writing to Purchaser. The Retention, plus the amount, if any, by which the Purchase Price Adjustment as determined in connection with preparation of the Closing Balance Sheet is less than the estimate of the Purchase Price Adjustment agreed to by Purchaser and the Sellers on the Closing Date or less the amount, if any, by which the Purchase Price Adjustment as determined in connection with preparation of the Closing Balance Sheet is greater than the estimate of the Purchase Price Adjustment agreed to by Purchaser and the Sellers on the Closing Date, together with interest thereon from the Closing Date through the date of delivery thereof at a rate of eight percent (8%) per annum, shall be delivered to the Sellers, pro rata in accordance with their ownership of Company Stock as of immediately prior to the Closing, at such time as the Purchase Price Adjustment has been finally determined.

         2.5 Transfers After the Effective Time. No transfers of shares of Company Stock shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

         2.6 Fractional Shares. No fractional share of BAC Common Stock and no fractional Right in respect thereof shall be issued in the Merger. Each Seller shall be entitled to receive in lieu of any fractional share of BAC Common Stock and any fractional Right to which such Seller otherwise would have been entitled pursuant to Section 2.2 a cash payment in an amount equal to the product of (i) the fractional interest of a share of BAC Common Stock to which such holder otherwise would have been entitled and (ii) the BAC Conversion Price. Payment of such amounts shall be made as part of the second installment of the Merger Consideration.

                       3. REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Sellers and the Company. Each Seller and the Company, jointly and severally, makes the following representations and warranties to Purchaser. Certain matters disclosed on Schedules hereto may not be required to be disclosed hereby, but may be stated therein for information purposes only, and no such disclosure shall constitute an indication or admission of the materiality thereof or create a standard of disclosure, and no representation or warranty shall be deemed to have been made by virtue of any disclosure made on, or contained in, any Schedule hereto except to the extent expressly made in this Article 3.

                 3.1.1 Corporate Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and is qualified to do business as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. The Company has the corporate power and authority to carry on its business as it is now being conducted. The Company has heretofore made available to the Purchaser a true, complete and correct copy of the Company's Articles of Incorporation, as amended to date, and the Company's By-Laws, as amended to date, and a certificate of existence from the State of Indiana and good standing certificates or other comparable certificates from each other jurisdiction in which the Company is qualified to do business. The Company's Certificate of Incorporation and By-Laws so made available are in full force and effect as of the date hereof. The Company has no subsidiaries. Schedule 3.1.1 sets forth each of the jurisdictions in which the Company is duly qualified, registered or licensed to do business. The Company does not own, directly or indirectly, any interest in any corporation, partnership or other legal entity.

                 3.1.2 Authorized Capital. The authorized capital stock of the Company consists of 20,000,000 Common Shares, no par value, of which 59,000 shares are issued and outstanding, and 10,000 Preferred Shares, of which no shares are issued and outstanding. 16,000 Common Shares and 500 Series A Cumulative, Convertible Preferred Shares are held in the treasury of the Company. All of the outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. There are, and have been, no preemptive rights with respect to the issuance of shares of Company Stock. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding, and there are no outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments (whether contingent or not) of any character relating to unissued capital stock or other securities of the Company obligating the Company to issue any shares of or other equity interests in, or securities or rights convertible into or exchangeable for shares of or other equity interests in, the Company. Except for that certain Shareholder Agreement dated February 4, 1990, among the Company and the Sellers, which shall be terminated effective upon the Closing, there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of the Company.

                 3.1.3    Corporate Authority; Approval by the Sellers.

                 (a) Prior to the date of this Agreement, the Board of Directors of the Company, pursuant to Section 23-1-40-3 of the IBCL, approved this Agreement and the consummation of the transactions contemplated hereby. The Company has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company. At a meeting duly called for such purpose, the Board of Directors of the Company has approved the submission of this Agreement to the holders of the Company Stock with a recommendation that such holders vote in favor of the Merger.

                 (b) The Sellers have the power, authority and legal right to execute, deliver and perform this Agreement. The Sellers, in their capacity as shareholders of the Company, have given their approval to this Agreement and have taken all other necessary actions for the approval of the transactions contemplated hereby.

                 (c) This Agreement has been duly and validly executed and delivered by each of the Company and the Sellers and constitutes a legal, valid and binding agreement of each of the Company and the Sellers enforceable against each of the Company and Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws affecting rights of creditors generally and except to the extent that the enforceability of the indemnification provisions set forth in Article 6 may be limited by applicable law.

                 3.1.4 Ownership of Company Stock. Each Seller has good, valid and marketable title to the number of shares of Company Stock set forth next to his name below:

                          Damon Davis ...................... 29,500 shares
                          Richard Hauser ................... 29,500 shares

Such shares held by the Sellers constitute one hundred percent of the issued and outstanding Company Stock, and are held by the Sellers free and clear of any mortgage, lien, claim, charge, pledge, security interest or encumbrance whatsoever, with full and absolute right, power and authority to exchange such stock as provided for herein.

                 3.1.5 Financial Statements. The audited balance sheets of the Company as of December 31, 1993 and 1994, including the notes to the financial statements in which such balance sheets are included (the balance sheet as of December 31, 1994 is referred to hereinafter as the "Balance Sheet") and the related statements of income and cash flows for the years then ended, accurate and complete copies of all of which are attached as Schedule 3.1.5, have been, and the unaudited balance sheets of the Company as of July 2, 1995 and July 30, 1995, and as of the end of each four-week or five-week period thereafter, as applicable consistent with the Company's past practices, until the Closing and the related statements of income and cash flows for the monthly periods then ended (copies of which shall be furnished to Purchaser within three days after their preparation and in no event later than ten days prior to the Closing Date) (collectively, the "Monthly Statements") have been or shall be, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and present, or shall present, fairly and accurately the financial position of the Company and the results of its operations for the periods then ended, subject to normal recurring adjustments for the Monthly Statements.

                 3.1.6 Accounts Receivable. The accounts receivable of the Company, as set forth on the Balance Sheet or arising since the date thereof, have arisen in the ordinary course of business consistent with past practice and are not subject to valid defenses, set-offs or counterclaims. All of such accounts receivable are and shall be due within 30 days after being recorded on the books of the Company and have been collected, or are and shall be collectible, in full within 90 days after billing in the aggregate recorded amounts thereof, less the amounts of the allowances for doubtful accounts and sales returns reflected on the Closing Balance Sheet. The allowances for such doubtful accounts and sales returns have been, and will be, determined in accordance with generally accepted accounting principles consistent with the Company's past practice.

                 3.1.7 Inventory. All inventory of the Company whether held for rental, resale or for use as spare parts, consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of business within the time periods consistent with the past experience of the Company. None of the inventory of the Company is obsolete or non-saleable, except where adequate reserves have been provided for in the accounts of the Company.

                 3.1.8    Absence of Undisclosed Liabilities.

                 (a) The Company does not have any liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

                          (i)     those liabilities or obligations reflected on
or provided for in the Balance Sheet or the Monthly Statements or disclosed in the notes thereto and not heretofore paid or discharged;

                          (ii)    those liabilities or obligations incurred,
consistent with past business practice, in or as a result of the normal and ordinary course of business since December 31, 1994; and

                          (iii)   liabilities specifically disclosed in this
Agreement.

For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                 (b) The Company has no liability arising out of any termination or modification of, or change in compensation under, any contract or agreement with any current or former sales agent, independent dealer or employee.

                 3.1.9 Existing Condition. Except as disclosed on Schedule 3.1.9, since December 31, 1994, the Company has not:

                 (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material loss or risk of material loss to it or any of its assets or properties;

                 (b) sold, encumbered, assigned or transferred any of its assets except in the ordinary course of business consistent with past practice;

                 (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                 (d) made or suffered any amendment or termination of any agreement, contract, commitment, lease under which it is lessee, or plan to which it is a party or by which it is bound, or canceled, modified or waived any debts or claims held by it or waived any rights of substantial value in connection therewith, whether or not in the ordinary course of business, except where the value of such agreements, contracts, commitments, leases, debt or claims does not exceed $5,000 in any one instance;

                 (e) suffered any damage, destruction or loss, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

                 (f) suffered any material adverse change in its business, operations, assets (including, without limitation, Intellectual Properties, as defined herein), properties, prospects or financial condition;

                 (g) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character or received notice of any breach of any employment agreement to which it is a party;

                 (h) made commitments or agreements for capital expenditures, capital additions or betterments or leasehold improvements exceeding in each case $25,000, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

                 (i) increased the salaries or other compensation of, or benefits to, any employee, other than normal merit or cost of living increases pursuant to, and in amounts consistent with, the general and past practice of the Company, or made any advance (excluding advances for ordinary and necessary business expenses and draws against commissions payable in the ordinary course of business) or loaned to any of its employees, or made any changes to any commission plan or arrangement or other benefits to which any employees may be entitled except pursuant to the terms of any existing benefit plan disclosed in
Section 3.1.22;

                 (j) changed any of the accounting principles followed by it or the methods of applying such principles;

                 (k) entered into any transaction for goods and/or services with a value of $10,000 or more, other than in the ordinary course of business consistent with past practice; or

                 (l) changed any material term of, increased the compensation payable under, or terminated any, contract or agreement with any dealer or agent except pursuant to the terms of such agreement.

                 3.1.10   Title to Properties; Liens.

                 (a) The Company has good, valid and marketable title to, or the right to use under valid leases, licenses, permits or authorizations, its properties and assets including, without limitation, those reflected in the financial statements as of December 31, 1994 and not subsequently disposed of in the ordinary course of business; and there are no liens, pledges, claims, encumbrances, mortgages, security interests or other charges on such properties and assets except for liens described in Schedule 3.1.10 and except for liens for unpaid taxes which are not delinquent or which are being contested in good faith by appropriate proceedings being diligently conducted.

                 (b) All leases as to which the Company is a party thereto as lessee, licenses, permits and authorizations related to any assets or properties used by the Company in the conduct of its business, and other instruments, documents and agreements pursuant to which the Company has obtained the right to use any real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not under any such instrument, document or agreement any existing default or event which, with notice or lapse of time, or both, would constitute a default (i) on the part of the Company which would entitle the non-breaching party to damages, or which would give such party the right to terminate the instrument, document or agreement, or (ii) to the knowledge of either Seller or the Company, on the part of any third party.

                 3.1.11 Condition of Tangible Assets. All buildings, structures, facilities, equipment and other items of real or tangible personal property of the Company, excluding inventory but including, without limitation, all other items of real or tangible personal property reflected in the financial statements of the Company as of December 31, 1994 and not subsequently disposed of in the ordinary course of business, are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business, and conform in all material respects to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

                 3.1.12   Intellectual Properties.

                 (a) All patents, trademarks, trade names, service marks, copyrights, software, firmware, trade secrets, know-how or any other forms of intellectual property utilized by the Company (hereinafter referred to as "Intellectual Properties"), except for those listed on Schedule 3.1.12, are owned, possessed or lawfully used by the Company pursuant to good and valid title or a valid and effective license or other valid and effective arrangement. Each of the Company's registered or pending copyrights, patents, trademarks and applications therefor is listed on Schedule 3.1.12. Any work performed for the Company with respect to Intellectual Property qualifies as "work for hire" under the federal Copyright Act, or if not, the Company has obtained a proper assignment of title to such work or uses such work pursuant to a valid and effective license or release.

                 (b) All Intellectual Properties utilized by the Company have been protected (but not necessarily registered) by copyright, patent, trademark, or trade secret processes.

                 (c) All Intellectual Properties of the Company that have been licensed to third persons (as licensees) have been licensed only pursuant to license agreements which (i) are non-exclusive, (ii) protect the Company's proprietary interest in the Intellectual Property and (iii) validly and enforceably limit the licensee's right to damages or other remedy to repair or replacement of such Intellectual Properties.

                 (d) The Company is not infringing upon or unlawfully or wrongfully using any Intellectual Property or, to the knowledge of either Seller or the Company, any trade secret, owned or claimed by another. Except for the claim against the Company disclosed on Schedule 3.1.14, the Company is not in default under, nor has the Company or either Seller received any notice of any claim of infringement or any other claim or proceeding relating to, any Intellectual Property or any agreement relating thereto, nor does the Company or either Seller know of any facts upon which any such claim could reasonably be based.

                 (e) The Company possesses complete working copies of all software and firmware used in its business, together with copies of all related manuals and other documentation.

                 3.1.13 Books of Account. The books, records and accounts of the Company fairly and accurately reflect, in reasonable detail, the transactions and the assets and liabilities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any of its funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

                 3.1.14 Litigation. Except as disclosed on Schedule 3.1.14, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of either Seller or the Company, threatened against the Company, nor does either Seller or the Company know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding. There is no suit, action or other proceeding, or injunction or final judgment relating thereto, threatened or pending against the Company or either Seller, before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding is pending or, to the best knowledge of either Seller or the Company, threatened. The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.

                 3.1.15 Compliance with Law; Licenses. Each Seller's ownership of the Company Stock is in compliance with the law, and the Company has complied in all respects with, and is not in violation in any respect of, any federal, state or local law, ordinance, code, order or governmental rule or regulation to which it is subject and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of its assets or to the conduct of its business. The Company holds all permits, franchises, easements, licenses, variances, exemptions, rights, applications, filings, registrations, orders and other authorizations and approvals from governmental authorities (collectively, the "Licenses") which are necessary to conduct its operations in the manner heretofore conducted (the "Company's Business"), free and clear of all liens, charges, encumbrances and adverse claims except as described on Schedule 3.1.10 and in compliance with all laws, rules, regulations, orders and decrees. All such Licenses are listed and described on Schedule 3.1.15. All such Licenses were properly and validly obtained in compliance with all rules and regulations relating thereto. The Company is not in default, nor has it received any notice of any claim of default, with respect to any License and no event has occurred with respect to any of the Licenses which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the holder of such License. Except as otherwise governed by law, all Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Licenses will be adversely affected by consummation of the transactions contemplated hereby. No director, officer or employee of, or consultant to, the Company or any affiliate of the Company, or any other person, firm or corporation or, to the best of the Company's or either Seller's knowledge, any former employee of, or consultant to, the Company or any affiliate of the Company, owns or has any proprietary, financial or other interest (direct or indirect) in any License which the Company owns, possesses or uses in the operation of its business as now or previously conducted.

                 3.1.16 Validity of Contemplated Transactions. Except as disclosed on Schedule 3.1.16, the execution and delivery of this Agreement by the Sellers and the Company will not, and the consummation and performance by each of the Sellers and the Company of the transactions contemplated hereby, including, without limitation, the Merger will not, violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, or trigger any payment or the performance of any obligation under, (a) any existing law, ordinance, or governmental rule or regulation to which either Seller or the Company is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller or the

Company or any of its assets, (c) the charter documents and by-laws of the Company, (d) any Company benefit plan described in Section 3.1.22 or (e) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, under which either Seller or the Company may have rights or by which either Seller, the Company or any of its assets may be bound or affected, or which give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of either Seller or the Company thereunder. No authorization, approval or consent of, and no registration or filing with or notice to, any governmental or regulatory official, body or authority is required by or on behalf of either Seller or the Company in connection with the execution, delivery and performance of this Agreement, other than the approval of the Merger by the Indiana Secretary of State.

                 3.1.17 Restrictions. Except as disclosed on Schedule 3.1.17, neither of the Sellers nor the Company is a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which adversely affects or restricts the scope of the business of the Company, the right of the Company to compete with any person, or which may otherwise adversely affect or restrict the business, operations, assets, properties or financial condition of the Company.

                 3.1.18 Conditions Affecting the Business. There is no fact, development or threatened development with respect to the products, services, lease arrangements, government permits, Licenses or other approvals, clients, customers, facilities, Intellectual Properties, computer software, databases, personnel, equipment vendors, suppliers, operations, assets or prospects of the Company which is known to either Seller or the Company which is not public information and which would adversely affect the business, operations or prospects of the Company, other than such conditions as may affect as a whole any industry of which the Company is a part or which now is, or hereafter may become as a result of conduct of the Dataview project, applicable to Purchaser or BADG. Neither of the Sellers nor the Company has any reason to believe that any loss of any employees, agents, customers or suppliers or other advantageous arrangement will result because of the Merger.

                 3.1.19 Insurance. The assets, properties, and operations of the Company are insured under various policies of general liability and other forms of insurance, all of which are set forth on Schedule 3.1.19, which disclose the risks insured against, coverage limits and deductible amounts.
All such policies are in full force and effect in accordance with their terms and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Schedule 3.1.19 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into by the Company.

                 3.1.20 Contracts and Commitments. Except as listed and described on Schedule 3.1.20 or as described in the Company's financial statements referred to in Section 3.1.5, and other than agreements terminable by the Company upon notice of 30 days or less and without the necessity of making any bonus, severance, additional compensation or other payment other than for liabilities accrued irrespective of the termination, the Company is not a party to any written or oral:

                 (a) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person including any consultant, other than contracts which, by their terms, are terminable at will without future liability to the Company;

                 (b) agreement, contract, commitment or arrangement with any labor union or other representative of employees;

                 (c) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $40,000 or more;

                 (d) agreement, contract or commitment to sell or supply products in excess of $40,000 or to perform services extending beyond one year;

                 (e) agreement, contract, lease or commitment not otherwise expressly listed and described on any Schedule hereto and continuing over a period of more than six months from the date hereof or exceeding $40,000 in value;

                 (f) commission, representative, distributorship or sales agency agreement, contract or commitment;

                 (g) conditional sale agreement or lease under which the Company is either purchaser or lessee;

                 (h) note, debenture, bond, trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                 (i) agreement, contract or commitment for any charitable or political contribution;

                 (j) agreement, contract or commitment limiting or restraining the Company or any successor thereto from engaging or competing in any aspect of the business of the Company, or soliciting or employing employees of any other person, nor to the knowledge of either Seller or the Company, is any employee of the Company subject to any such agreement, contract or commitment;

                 (k) license, franchise, distributorship or other agreement which relates in whole or in part to any Intellectual Property, including, without limitation, any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company;

                 (l) agreement, contract or commitment for the sale or license of software and related equipment and devices;

                 (m) contract to sell or provide goods and/or services to any party located outside of the United States of America, Canada and Mexico; or

                 (n) other material agreement, contract or commitment not made in the ordinary course of business.

Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed on Schedule 3.1.20, or not required to be listed thereon because it is terminable by the Company upon 30 days or less notice, is valid and enforceable in accordance with its terms; the Company is, and to the best knowledge of each Seller and the Company, all other parties thereto are, in compliance in all material respects with the provisions thereof; the Company is not, and to the best knowledge of each Seller and the Company, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. No such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of each Seller and the Company, either contains any contractual requirement with which there is a reasonable likelihood the Company or any other party thereto will be unable to comply.
All indebtedness of the Company for borrowed money may be prepaid for the unpaid principal amount thereof together with interest at the stated rate until the date of payment with no premium or penalty thereon.

                 3.1.21 Additional Information. Schedule 3.1.21 contains, to the extent not described in another Schedule hereto, accurate lists and summary descriptions of the following:

                 (a) all real property and interests in real property owned, leased or otherwise held by the Company, specifying the address and legal description of each property, the use of each property, a brief description and the square footage of any structure on each property, which properties are owned and which are leased and, with respect to the leased property, specifying the identity and address of the lessor, the rental rate and the unexpired term of the lease;

                 (b) the name and address of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto; and

                 (c) the names and titles of and current annual base salary, commission rates or hourly rates for all employees of the Company.

                 3.1.22   Employee Benefit Plan and Compensation Matters.

                 (a) Existence of Plans and Arrangements. Schedule 3.1.22 sets forth a complete and accurate list of the following plans which the Company presently sponsors, maintains, supports, contributes to or is obligated to contribute to: (i) any employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) any employee welfare benefit plan (as defined in Section 3(1) of ERISA); (iii) any private or public insurance program; or (iv) any other plan, program, contract, fund, arrangement or practice (whether written or unwritten) for the purpose of providing benefits to the employees, officers, directors or other persons engaged in the business of the Company or any of their dependents, spouses, or beneficiaries, whether for the benefit of a single individual or for more than one individual, including, without limitation, any incentive, bonus, stock bonus, stock purchase, deferred compensation, excess benefit, "window" retirement benefit, severance benefit, hospitalization expense or medical expense or health, life or disability insurance, sick leave, vacation, holiday or other salary continuation arrangement, or other benefit or compensation arrangement, policy, understanding, or contract for employees, their dependents, spouses and/or their beneficiaries (whether written or unwritten), or any type of plan having as one of its primary purposes the provision of benefits or deferred compensation to employees, officers or directors of the Company or their spouses or dependents and/or beneficiaries. Schedule 3.1.22 sets forth a complete and accurate list of all plans, programs, contracts, funds and arrangements of the type listed in clauses (i)-(iv) above which, at any time in the past, the Company has sponsored, maintained, supported, contributed to or been obligated to contribute to. (The plans, programs, contracts, funds and arrangements required to be listed in Schedule 3.1.22 are collectively referred to as the "Designated Plans.") The Company has not previously sponsored, maintained, supported, contributed to or been obligated to contribute to any plan, program, contract, fund or arrangement of the type listed in clauses
(i)-(iv) above that is not listed in Schedule 3.1.22 or which sponsorship, maintenance, support, contribution or obligation to contribute has given rise to any liability or obligation unpaid or unfulfilled as of the Closing Date, or will give rise to any present or future liability or obligation, on the part of the Company or Purchaser.

                  The Company has heretofore made available to Purchaser true and complete copies of each of the plans disclosed on Schedule 3.1.22 and all related trusts, annuity contracts and summaries as in effect on the date hereof.

                 (b) Multi-employer Plan Liability. As of the Closing Date the Company cannot be liable for withdrawal liability obligations or plan termination obligations with respect to any multi-employer plan as that term is defined in Section 4001(a)(3) of ERISA by reason of the participation in any multi-employer plan by the Company or any entity other than the Company.

                 (c) Affiliated Company Relationships. For purposes of this Section 3.1.22 and Section 3.1.25, "the Company" shall mean and include Howard W. Sams & Company, each of its subsidiaries, and each of their respective predecessors, any former employer of any present or former employees of Howard W. Sams & Company or its subsidiaries if such former employer (or the assets of such former employer) was acquired by or merged into either Howard W. Sams & Company or any of its subsidiaries (hereinafter "the Company or its predecessors") and (a) each member of each controlled group of corporations within the meaning of Section 414(b) of the

Code or Section 4001 of ERISA of which the Company or its predecessors is or were members, (b) each member of each group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Company or its predecessors is or were members and (c) each member of each affiliated service group within the meaning of Section 414(m) of the Code of which the Company or its predecessors is or were members.

                 (d) Employee Communications. The Company has not made and will not prior to the Closing, without the prior written consent of Purchaser, make any communication, in any form, to employees of the Company indicating (a) any increases in any employee benefits with respect to any Designated Plan, or (b) what employee benefits, if any, such employees may receive from Purchaser or the Company after the Closing Date.

                 (e) Post-Employment Medical and Life. Except as disclosed on Schedule 3.1.22, the Company does not provide, has never provided, and is not obligated to provide any post-employment medical or life insurance benefits for any present or former employees.

                 (f) Compliance with Law. Each Designated Plan and each related trust, annuity contract or other funding vehicle is in all respects in material compliance with, and is and has been operated in accordance with, all (and the Company has not received any written claim or notice that any such Plan is not in compliance with any) applicable governmental laws and ordinances, orders, rules and regulations and prohibited transaction exemptions.

                 (g) Payment of Premiums and Contributions. Each Designated Plan is properly and fully funded in accordance with all rules and regulations applicable to such Plan and the Company has paid or will pay the premiums under all insured programs covering its employees for coverage through the Closing Date which are required to be paid on or before the Closing Date. The Company has paid or will pay under each Designated Plan covering its employees all contributions due with respect to the service of such employees prior to the Closing Date which are required to be paid on or before the Closing Date. The Company is not delinquent with respect to any such contributions. There are no circumstances pursuant to which the Company may be liable to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any defined benefit pension plan sponsored or previously sponsored by any entity other than Howard W. Sams & Company.

                 (h) Claims Liability. Neither the Seller nor the Company has any knowledge of any action, claim or demand of any kind brought or threatened by any potential claimant or representative of such claimant under any Designated Plan where the Company may be either (i) liable directly on such action, claim or demand; or (ii) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand. The Company is not in default under any obligation under any Designated Plan or the related trusts, annuity contracts or funding vehicles thereunder nor has the Company done or committed any act which, with notice or lapse of time or both, will become a default under any obligation to be performed thereunder.

                 (i) Labor Agreements. The Company is not a party to any collective bargaining agreement with, and no employees of the Company are otherwise represented by, any labor union or other representative of employees, nor does any collective bargaining agreement or union determine the terms or conditions of employment of any employee of the Company. Except as disclosed on Schedule 3.1.22, all employees of the Company may be terminated "at will" by the Company, subject to generally recognized limitations on the ability to terminate employees for wrongful reasons, including without limitation for violation of anti-discrimination laws.

                 (j) Fiduciary Appointments and Conduct. To the best knowledge of each Seller and the Company, there has not occurred any circumstance by reason of which the Company or Purchaser may be liable for:

                          (i)     appointment by the Company of any person or
entity as a fiduciary with respect to any Designated Plan where such person or entity was legally disqualified from serving in such capacity;

                          (ii)    failure by the Company to monitor the
performance of its appointees as fiduciaries with respect to any Designated Plan or failure of the Company to replace timely any such fiduciary whose performance failed to meet the standards imposed by law with respect to fiduciary duties; or

                          (iii)   action taken by a fiduciary with respect to
any Designated Plan upon the direction of, or with the acquiescence of, the Company.

                 (k) Reporting and Disclosure. The Company has filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other document required by any governmental agency with respect to each Designated Plan.

                 (l) Participant and Beneficiary Notifications. With respect to each Designated Plan, the Company has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all returns, reports, schedules, notices, statements and similar materials including, without limitation, summary plan descriptions, summary annual reports, individual reports of accrued benefits and documentation in connection with denied claims for benefits (where applicable) as are required by law, subject to any extension duly granted for the filing of any disclosure, summary plan description, annual report, accounting or other form.

                 (m)      COBRA.

                          (i)     At all times prior to the date hereof, the
Company has complied with all applicable provisions of Code Section 4980(f) and ERISA Sections 601 through 608, and proposed regulations thereunder (such statutory and regulatory provisions are collectively referred to herein as "COBRA").

                          (ii)    The Company has delivered to Purchaser on or
before the date hereof a true and complete copy of (A) each of the forms of notices that the Company has delivered from time to time to employees and beneficiaries, and (B) all plan documents, summary plan descriptions, and procedural guidelines utilized by the Company, to comply with the requirements of COBRA, and the Company has adhered in all respects to the terms of such procedural guidelines, plan documents and summaries.

                          (iii)   Except as disclosed on Schedule 3.1.22, as of
the date hereof: (A) there are no qualified beneficiaries currently receiving continuation coverage from the Company under COBRA, (B) there are no pending claims for continuation coverage under COBRA, (C) there are no qualifying events for which the Company has an obligation to deliver any notice or take other action under COBRA, and (D) there are no allegations of violations of COBRA by the Company which have been presented in writing or asserted orally by any employee or beneficiary, or by the Internal Revenue Service or the Department of Labor.

                 (n)      Other Matters.  Except as disclosed on Schedule
3.1.22:

                          (i)     no filing with the PBGC or Internal Revenue
Service for termination or partial termination and no proceeding by the PBGC for termination or partial termination of any Designated Plan has occurred or been commenced;

                          (ii)    to the best knowledge of each Seller and the
Company, no "prohibited transaction" as defined in Section 4975 of the Code has occurred with respect to any Designated Plan;

                          (iii)   no "reportable event" as defined in Section
4043(B) of ERISA for which notice to the PBGC is required under the rules and regulations thereunder has occurred with respect to any Designated Plan;

                          (iv)    to the best knowledge of each Seller and the
Company, no trustee, administrator, fiduciary or party in interest has taken any action which would result in any liability for excise tax or otherwise breached any fiduciary duty in connection with any Designated Plan;

                          (v)     the Company does not maintain any plans,
employment contracts or other arrangements which would require the payment of any "parachute payment" within the meaning of Section 280G of the Code; and

                          (vi)    there will be no liability in respect of
severance or separation pay to any persons employed by the Company on the Closing Date as a result of the consummation of this Agreement and the transactions contemplated hereby.

                 3.1.23 Availability of Documents. Each Seller and the Company have made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, leases, plans, instruments, undertakings, authorization, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor and licenses for each of the foregoing listed on any Schedule hereto or referred to herein. Such copies, as were provided, are true and complete in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

                 3.1.24 No Third Party Options. There are no existing agreements, options, commitments, rights of first refusal or other rights with, of or to any person to acquire any of the Company Stock, any other capital stock of the Company, any of the Company's assets, properties or rights or any interest therein.

                 3.1.25   Taxes.

                 (a) The Company has duly and timely filed all tax returns required to be filed for all periods through and including the date hereof in accordance with the provisions of law pertaining thereto, and has paid (or collected and paid over) all federal, state, local, foreign and other taxes and assessments (including, without limitation, income, withholding, excise, unemployment, social security, occupation, transfer, franchise, property, value-added taxes, sales and use taxes, import duties or charges, and all penalties, interest and additions to tax in respect thereof) (collectively, "Taxes") required to have been paid (or collected and paid over) to date and required to be paid for all periods through and including the date hereof, including any amount that may become due pursuant to any assessment, deficiency notice, 30-day letter or similar notice, subject to any extension duly granted for the filing of any return or for the payment of any Tax. All such Tax returns are true, complete and correct.

                 (b) Except as disclosed on Schedule 3.1.25, (i) the amounts shown for income taxes payable in the December 31, 1994 financial statements and the Monthly Statements are sufficient for all accrued, deferred and unpaid taxes as of such dates; (ii) there have been no examinations by the appropriate taxing authorities of the Company's income, sales and use tax returns, and the results of the examinations indicated on Schedule 3.1.25 are fully reflected in the December 31, 1994 financial statements and the Monthly Statements; (iii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax returns by the Company or the payment by, or assessment against, the Company of any Tax; (iv) there are no suits, actions, claims, investigations, inquiries or proceedings pending or, to the best knowledge of either Seller or the Company, threatened against the Company in respect of Taxes, or any matters under discussion between the Company and any governmental authority relating to Taxes asserted by any such authority; and (v) the Company has not been required at any time to file any foreign Tax return and no foreign or international taxing authority has jurisdiction to tax the income or operations of the Company.

                 (c) Neither the Company nor any of its current or former employees has at any time participated in or cooperated in an international boycott within the meaning of either Section 999 of the Code or the Anti-Boycott Act.

                 (d) The Company is not and has not been a personal holding company as defined in Section 542 of the Code, and is not and has not been liable for the tax imposed on undistributed personal holding company income by Section 541 of the Code.

                 (e) The Company has not consented nor has it filed a consent within the six-month period preceding the Closing Date to be governed by the provisions of Section 341(f) of the Code.

                 (f) Neither the Company nor either Seller has taken any action or failed to take any action, and neither will take any action or fail to take any action which would require or cause Purchaser to make or be deemed to have made an election to treat the purchase of the stock of the Company as a purchase of assets pursuant to the provisions of Section 338 of the Code.

                 3.1.26 Environmental Matters. (a) No releases of Hazardous Materials have occurred at or from any real property at any time owned or leased by the Company or its predecessors or which was otherwise owned or used at any time by the Company or its predecessors; (b) there are no past, pending, or threatened Environmental Claims against the Company; (c) there are no leaking underground storage tanks owned by the Company, or located at any facility owned or operated by the Company; and (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated, or leased by the Company. As used herein:

                 "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (i) a governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law; or (ii) a third party seeking damages for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility of the Company, including but not limited to the Company employees seeking damages for exposure to Hazardous Materials;

                 "Environmental Laws" means all federal, state, and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment and/or the handling, use, generation, treatment, storage, transportation, or disposal of Hazardous Materials;

                 "Environmental Permit" means all permits, licenses, approvals, authorizations, or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

                 "Hazardous Material" means any hazardous or toxic substance, material or waste which is regulated as of the Closing Date by any state or local governmental authority or the United States, including, without limitation, any material or substance that is: (i) defined as a "hazardous substance" under applicable state law; (ii) petroleum; (iii) asbestos; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321); (v) defined as a "hazardous waste" pursuant to Section 1004 of the federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903); (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601 et seq. (42 U.S.C. Section 9601); (vii) defined as a "regulated substance" pursuant to Section 9001 of the federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section
6991); or (viii) otherwise regulated under the Toxic

Substances Control Act, 15 U.S.C. Section 2601, et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., the Hazardous Materials
Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136, et seq.

                 3.1.27 Creditors' Rights. This Agreement and the transactions contemplated hereby are not subject to any law, ordinance or governmental rule or regulation requiring notice to creditors.

                 3.1.28 Insolvency. Neither Seller nor the Company is the subject of any existing, pending or threatened insolvency or bankruptcy proceedings. The consummation of the transactions contemplated by this Agreement will not result in either Seller or the Company being the subject of such proceedings.

                 3.1.29 Dividends; Reduction of Capital Account. Except as disclosed on Schedule 3.1.29, since December 31, 1994, the Company has not declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, nor has the capital account of the Company been reduced to reflect the cancellation of any indebtedness of either Seller to the Company.

                 3.1.30 Business in the Ordinary Course. Except as disclosed on Schedule 3.1.30, since December 31, 1994, the business of the Company has been conducted in the ordinary course consistent with past practice.

                 3.1.31 Employees and Business Relations. Since January 1, 1995, each Seller and the Company have used their best efforts to keep available the services of the Company's present employees, customers and agents and to maintain good relations with the Company's distributors and vendors and any others having business relations with the Company.

                 3.1.32 Consents, Approvals and Notifications. Except as disclosed on Schedule 3.1.32, no consents or approvals are required from or by the holders of any indebtedness of the Company, the lessors or lessees of any real or personal property or assets leased by the Company, the parties (other than the Company) to any contract, commitment or agreement to which the Company is a party or subject, any governmental or regulatory official, body or authority or any labor committees or group, if applicable, or any other person which owns or has authority to grant any License and any governmental, judicial or regulatory official, body or authority having jurisdiction over either Seller, the Company or Purchaser, under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided.

                 3.1.33 Indebtedness of Sellers. There is no outstanding indebtedness of either Seller, or of any relative of either Seller, to the Company.

                 3.1.34 Registration Statement and Prospectus. None of the information relating to the Company and the Sellers provided by the Company and/or either Seller for inclusion in the Registration Statement on Form S-4 (and any amendments thereto) to be filed by BAC with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of BAC Common Stock constituting part of the Merger Consideration (the "Registration Statement"), and the prospectus to the Registration Statement, will, at the effective time of the Registration Statement or at the Closing Date, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are or were made, not misleading.

                 3.1.35 Completeness of Disclosure. No representation or warranty by either Seller or the Company in this Agreement nor any certificate, schedule, statement, list, document or instrument furnished or to be furnished to the Purchaser pursuant hereto contains or will contain (at the time furnished or deemed repeated) any untrue statement of a material fact or omits or will omit (at the time furnished or deemed repeated) to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading or necessary to complete and correct presentation of all material aspects of the Company's business and financial position.

         3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to each Seller and the Company as follows:

                 3.2.1 Corporate Existence. Purchaser is a corporation duly organized and validly existing under the laws of the State of Indiana.

                 3.2.2 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar laws affecting rights of creditors generally and except to the extent that the enforceability of the indemnification provisions set forth in Article 6 may be limited by applicable law.

                 3.2.3 Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Purchaser will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the charter documents or By-Laws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with or notice to, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Purchaser.

                 3.2.4    Litigation.  There is (a) no suit, action or claim,
(b) no investigation or inquiry by any administrative agency or governmental body, and (c) no legal, administrative or arbitration proceeding pending or, to the best of Purchaser's knowledge, threatened against Purchaser which seeks to terminate or modify or which might affect this Agreement or the consummation of the transactions contemplated herein.

         3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive (a) in the case of the Company, to the Closing, and (b) in the case of Purchaser and each Seller, on and after the Closing for a period of one year, except that the Sellers' representations made in Section 3.1.12 shall survive for a period of three years and the Sellers' representations made in Sections 3.1.4, 3.1.22, 3.1.25 and 3.1.26 shall survive until the expiration of any applicable statute of limitations. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

                         4. AGREEMENTS PENDING CLOSING

         4.1 Agreements of Sellers and the Company Pending the Closing. Each Seller and the Company jointly and severally covenant and agree that, pending the Closing and except as otherwise agreed to in writing by Purchaser:

                 4.1.1 Conduct of Business. The business of the Company shall be conducted solely in the ordinary course consistent with past practice. The Company shall conduct its business in such a manner that, on the Closing Date, the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date. Furthermore, the Sellers shall cooperate with Purchaser and use their best efforts to cause all of the conditions to the obligations of Purchaser and the Sellers under this Agreement to be satisfied on or prior to the Closing Date.

                 4.1.2 Existing Condition. The Sellers and the Company shall not cause nor, to the extent within their power, permit to occur any of the events or occurrences described in Section 3.1.9.

                 4.1.3 Maintenance of Physical Assets. The Company shall continue to maintain and service the physical assets used in the conduct of its business in the same manner as has been its consistent past practice subject to customary policies of retirement and obsolescence.

                 4.1.4 Employees and Business Relations. The Company shall use its best efforts to keep available the services of the Company's present employees, consultants, customers and agents and to maintain the Company's distributors and vendors and any others having business relations with the Company.

                 4.1.5 Maintenance of Insurance. The Company shall maintain in effect the insurance policies and binders referred to on Schedule 3.1.19.

                 4.1.6 Maintenance of Authorizations, Etc. The Company shall take all action necessary to comply with and maintain all Licenses of the Company, and shall maintain in full force and effect all patents, trademarks, patent and trademark applications, copyrights, franchises, licenses, permits, easements, rights and other authorizations currently in effect and used in the conduct of its business.

                 4.1.7 Compliance with Laws, Etc. The Company shall comply in all respects with all laws, ordinances, rules, regulations and orders applicable to it or its operations, assets or properties.

                 4.1.8 Dividends. The Company shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock.

                 4.1.9 Access. The Company shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents of or relating to the Company and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigations as Purchaser shall desire to make, provided that such investigations shall not unreasonably interfere with the Company's business operations. Furthermore, the Sellers and the Company shall furnish to Purchaser, and shall cause their counsel, accountants and other representatives to furnish to Purchaser, all such documents and copies of documents and records and information and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of its assets as Purchaser may request from time to time.

                 4.1.10 Non-solicitation. From the date hereof until this Agreement is terminated pursuant to Section 8.1, neither the Company nor either Seller will, directly or indirectly (i) sell, agree to sell, solicit inquiries or proposals or furnish any non-public information with respect to, or participate in any negotiations or discussions concerning any acquisition or purchase of, all or a substantial portion of the business or the assets or of any equity interest in the Company, or any business combination with the Company. The Company shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above. The Company and each Seller agree to notify Purchaser immediately as any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, such person.

                 4.1.11 Press Releases. Except (a) as required by applicable law, or (b) as is reasonably necessary in connection with the negotiation and consummation of the transactions contemplated hereby, neither Seller nor the Company shall make any public statement or releases concerning this Agreement or the transactions contemplated hereby except as shall have been approved in advance as to form and content by Purchaser, and except to such persons as have been approved in advance by Purchaser, which approvals shall not be unreasonably withheld. Notwithstanding the foregoing, the Company may disclose this Agreement and the proposed Closing Date to Company employees, provided that the Company instructs such employees and managers not to disclose to any other person the information about this Agreement disclosed to them.

         4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by the Company:

                 4.2.1 Actions of Purchaser. Purchaser will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Purchaser shall cooperate with the Sellers and use its best efforts to cause all of the conditions to the obligations of Purchaser and the Sellers under this Agreement to be satisfied on or prior to the Closing Date.

                 4.2.2 Press Releases. Except (a) as required by applicable law and (b) as is reasonably necessary in connection with the due diligence review of the Company's business as contemplated by Section 4.1.9 and the negotiation and consummation of the transactions contemplated hereby, Purchaser will not make any public statement or releases concerning this Agreement or the transactions contemplated hereby except as shall have been approved in advance as to form and content by the Company, which approval shall not be unreasonably withheld.

         4.3     Covenants of Purchaser, Sellers and Company.

                 4.3.1 The Registration Statement. As soon as practicable after the date hereof but in no event more than thirty business days thereafter, the Sellers, the Company and Purchaser shall take such reasonable steps as are deemed necessary by BAC for the prompt preparation and filing by BAC with the SEC of the Registration Statement. The foregoing shall include without limitation: (a) obtaining and furnishing the information required to be included therein, (b) after consultation with each other, responding promptly to any comments made by the SEC with respect to the Registration Statement and any preliminary version thereof, and (c) causing the Registration Statement to become effective.

                 4.3.2 Non-disclosure. Except as may be required by law or as may by required to carry out the terms of this Agreement, neither Seller, the Company or Purchaser shall disclose the terms of this Agreement or the details of their negotiations to any third party other than their respective officers, directors, employees and those of their respective affiliates, agents and advisors.

                       5. CONDITIONS PRECEDENT TO CLOSING

         5.1 Conditions Precedent to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in whole or in part by Purchaser:

                 5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of each Seller and the Company contained in this Agreement or in any schedule, certificate or document delivered to Purchaser pursuant to the provisions hereof (a) shall have been true on the date hereof, and (b) shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

                 5.1.2 Compliance with this Agreement. The Sellers and the Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

                 5.1.3 Closing Certificates. Purchaser shall have received a certificate from the Sellers and the President of the Company, dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1, 5.1.2, 5.1.5, 5.1.6, 5.1.7, the last sentence of Section 5.1.9, and the last sentence of Section 5.1.16 have been fulfilled.

                 5.1.4 Opinion of Counsel for Sellers and the Company. Counsel for the Sellers and the Company shall have delivered to Purchaser a written opinion, dated the Closing Date, which shall be in the form of Exhibit 5.1.4, with only such changes as shall be in form and substance satisfactory to Purchaser and its counsel.

                 5.1.5 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                 5.1.6 Consents, Approvals and Notifications. The holders of any indebtedness of the Company, the lessors or lessees of any real or personal property or assets leased by the Company, the parties (other than the Company) to any contract, commitment or agreement to which the Company is a party or subject, any governmental or regulatory official, body or authority or any labor committees or group, if applicable, or any other person which owns or has authority to grant any franchise and any governmental, judicial or regulatory official, body or authority having jurisdiction over either Seller, the Company or Purchaser, including, without limitation, those identified on Schedule 3.1.32, to the extent that their consent or approval is required or necessary, or notification to them is required, under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval or shall have been given the required notification.

                 5.1.7 Material Adverse Changes. No event or events shall have occurred since the date of this Agreement which shall have materially adversely affected, or which can reasonably be expected in the future to materially adversely affect, the business, operations, assets, properties or prospects of the Company.

                 5.1.8 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for Purchaser in the exercise of their reasonable judgment. Each Seller and the Company shall also have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

                 5.1.9 MFJ Compliance. Purchaser shall have satisfied itself, in its sole discretion, that all parts of the business of the Company as currently conducted and as can be anticipated in the future and all of the Company's assets that are material to its business are permitted to Purchaser, following the Closing, under the terms of the Modification of Final Judgment entered in United States v. American Telephone & Telegraph Co., 552 F.Supp. 131 (D.D.C. 1982), as amended from time to time (the "MFJ"). If requested by Purchaser prior to Closing, the Sellers shall have caused the Company to divest itself of any direct or indirect interest in any entity, asset or line of business which, in the judgment of Purchaser, in its sole discretion, is not permitted to Purchaser pursuant to the MFJ. From and after the date of this Agreement, the Company shall not engage in the provision of interexchange services, or provide telecommunications equipment to carriers, or manufacture customer premises equipment or telecommunications equipment, as such terms are construed under the MFJ.

                 5.1.10 Employment Agreements. Each Seller shall have executed an employment agreement in the form of Exhibit 5.1.10 (an "Employment Agreement").

                 5.1.11 Registration Statement; "Blue Sky" Permits. The Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. BAC shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue the BAC Common Stock in exchange for the shares of Company Stock and to consummate the Merger.

                 5.1.12 Rule 145. Each Seller shall have executed and delivered to Purchaser a Rule 145 Letter in the form of Exhibit 5.1.12.

                 5.1.13 DCI Release. The DCI Settlement Agreement shall remain in full force and effect, and shall not be amended or modified from the form entered into on August 18, 1995.

                 5.1.14 Resignations. Each Seller shall have provided to Purchaser a letter, signed by such Seller and dated effective as of the Closing, resigning all positions held by such Seller as a director or officer of the Company. In addition, Sellers shall have delivered to Purchaser letters signed by Glenn Scolnick and Dennis Erwin and dated effective as of the Closing, resigning their positions as directors of the Company.

                 5.1.15 Estimated Purchase Price Adjustment. Purchaser and the Sellers shall have agreed on a good faith estimate of the Purchase Price Adjustment, as provided in Section 2.1(a).

                 5.1.16 Termination of Shareholder Agreement. The Shareholder Agreement referred to in Section 3.1.2 shall have been terminated by an instrument in form and substance reasonably satisfactory to Purchaser. There shall be no further obligations of the Company to either Seller pursuant to such Shareholder Agreement.

         5.2 Conditions Precedent to the Obligations of Sellers. All obligations of the Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent, which may be waived in whole or in part by the Sellers:

                 5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate or document delivered by Purchaser to the Sellers pursuant to the provisions hereof (a) shall have been true on the date hereof, and (b) shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date. Notwithstanding any other provision of this Agreement to the contrary, at the Closing, Purchaser shall pay to the Sellers any and all amounts that would be due to the Sellers as a result of Purchaser's representations and warranties not being true on the date hereof.

                 5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

                 5.2.3 Closing Certificate. The Sellers shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as the Sellers may reasonably request that the conditions specified in Sections 5.2.1, 5.2.2, 5.2.4, 5.2.6 and 5.2.8 have been fulfilled.

                 5.2.4 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this

Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                 5.2.5 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by counsel for the Sellers in the exercise of their reasonable judgment. Purchaser shall also have delivered to the Sellers such other documents, instruments, certifications and further assurances as counsel for the Sellers may reasonable require.

                 5.2.6 Consents and Approvals. The holders of any indebtedness of Purchaser, the lessors or lessees of any real or personal property or assets leased by the Purchaser, the parties (other than the Purchaser) to any contract, commitment or agreement to which the Purchaser is a party or subject, any governmental, judicial or regulatory official, body or authority, or any labor committees or group, if applicable, having jurisdiction over the Purchaser to the extent that their consent or approval is required or necessary under applicable orders, laws, rules or regulations for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

                 5.2.7 Employment Agreements. The Company shall have executed and delivered to each of the Sellers their respective Employment Agreements.

                 5.2.8 Registration Statement; "Blue Sky" Permits. The Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. BAC shall have received all state securities laws or "blue sky" permits and other authorizations necessary to issue the BAC Common Stock in exchange for the shares of Company Stock and to consummate the Merger.

                 5.2.9 Opinion of Counsel for Purchaser. Purchaser 's general counsel shall have delivered to the Sellers a written opinion, dated the Closing Date, which shall be in the form of Exhibit 5.2.9, with only such changes as shall be in form and substance satisfactory to the Sellers and their counsel.

                 5.2.10 Estimated Purchase Price Adjustment. Purchaser and the Sellers shall have agreed on a good faith estimate of the Purchase Price Adjustment, as provided in Section 2.1(a).

                               6. INDEMNIFICATION

         6.1 General Indemnification Obligation. Purchaser agrees to indemnify and hold harmless each Seller and the Sellers, jointly and severally, agree to indemnify and hold harmless Purchaser, its directors, officers, affiliates (including, without limitation, the Company), agents and employees, and the directors, officers, agents and employees of Purchaser's affiliates (including, without limitation, the Company) (each such indemnified party hereinafter referred to as the "indemnified party" and each of Purchaser's officers, directors, affiliates, agents and employees and the directors, officers, agents and employees of Purchaser's affiliates hereafter referred to as a "Purchaser's indemnified party") against any and all losses, costs, expenses, claims, damages or liabilities (including the amount of any settlement approved by such indemnifying party), and any expenses of enforcing this Agreement, which any indemnified party may suffer, incur or become subject to, and to reimburse any indemnified party for any reasonable legal or other expenses incurred by such indemnified party in connection with investigating any claims and defending any actions (collectively, "Claims"), insofar as such Claims arise out of or are based upon (i) any false or untrue representation or the breach of any warranty made by the indemnifying party in this Agreement or pursuant hereto or (ii) any breach or default in performance by the indemnifying party of any covenant or agreement in this Agreement or pursuant hereto, or insofar as such Claims would, if meritorious, arise out of or be based upon any false or untrue representation or the breach of any warranty made by the indemnifying party in this Agreement or pursuant hereto. For purposes of this Article 6, the Sellers' indemnification obligations hereunder shall also extend to any matter described on Schedule 3.1.14, which matters should constitute "Claims", as well as any misrepresentation, omission, breach or default on the part of the Company or either Seller under this Agreement on or prior to the Closing Date.

         6.2     Indemnification Procedures.

                 (a)      Each indemnified party will, within 30 days after:
(i) the receipt of notice of a written threat or the commencement of any action against such indemnified party in respect of which indemnity may be sought from an indemnifying party on account of an indemnity agreement contained in this
Article 6; or (ii) the determination by Sellers, or either of them, on the one hand, or Bell Atlantic Directory Graphics, Inc. ("BADG"), on the other hand, based on a reasonable interpretation of facts then known to such person, that such person or, in the case of BADG, a Purchaser's indemnified party, is entitled to assert a claim pursuant to Section 6.1, (x) notify the indemnifying party in writing thereof, stating, to the extent known, the name of the person threatening or commencing such action, if applicable, and a statement setting forth in reasonable detail, the basis for any claim of indemnity, and (y) provide copies of any written notices or other correspondence relating to such claim received from or delivered or sent to any adverse third party with respect thereto. The omission of any indemnified party so to notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in this
Article 6, except to the extent such indemnifying party can establish prejudice or direct damages as a result thereof. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party in accordance herewith, the indemnifying party will be entitled to participate therein, and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation prior to such assumption of defense. After the indemnifying party has assumed the defense of a Claim and has expressly agreed in a writing sent to the indemnified party that it is responsible for such Claim, the indemnifying party may settle such Claim at its sole liability and expense provided that:

                                  (i)      any such settlement includes a
complete release in favor of the indemnified party in form and substance satisfactory to the indemnified party and its counsel; and

                                  (ii)     the terms and conditions of the
settlement do not, in the reasonable judgment of the indemnified party, impose any burden, restraint, cost, liability, duty or other obligation on, or otherwise adversely affect, or have the potential to adversely affect, the indemnified party.

                 (b) Satisfaction of any indemnification claim against the Sellers may, at Purchaser's option, be made by adjusting the salary of either or both Sellers pursuant to section 3(a) of his or their Employment Agreement(s) and to the extent allowable pursuant to the terms and conditions thereof.

                 (c) If (i) Purchaser retains any portion of the Retention or salary payable to a Seller under his Employment Agreement as a result of a Claim, (ii) either Seller disputes such Claim, and (iii) any or all of such disputed amount is determined to be due to the disputing Seller by binding arbitration, then such Seller shall also be entitled to receive interest on such portion at a rate of eight percent (8%) per annum from and after the date such Retention or salary would have been delivered to such Seller but for the assertion of a Claim. Purchaser and the Sellers, as applicable, shall pay that percentage of the arbitration costs and reasonable attorney's fees incurred by the other party that is equal to the percentage of the amount in dispute that is resolved in the favor of the other party.

         6.3 Limitation on Liability. The liability of an indemnifying party to any indemnified party under this Article 6 shall be subject to the following limitations:

                 (a) No indemnifying party shall be obligated to indemnify any indemnified party under this Article 6 for a Claim arising from a breach or alleged breach of the indemnifying party's representation or warranty in this Agreement if the indemnified party has not given the indemnifying party notice of such Claim prior to the expiration of the survival period for such representation or warranty as stated in Section 3.3. No such notice shall be required for any matter described on (or any Claim arising out of or in connection with a matter described on) Schedule 3.1.14.

                 (b) No indemnifying party shall be required to pay the investigation expenses of an indemnified party except to the extent (i) such investigation relates to a third-party claim against the indemnified party as to which indemnification is sought hereunder, (ii) such expenses are limited to the indemnified party's reasonable out-of-pocket costs and expenses(and do not include salary or wages paid to the indemnified party's employees) and (iii) the incurring of such expenses is approved, in advance, by the indemnifying party, which approval shall not be withheld unreasonably.

                 (c) No indemnifying party shall be obligated to indemnify any indemnified party under this Article 6 unless and until the aggregate of Claims otherwise indemnifiable by such indemnifying party in the absence of this subsection (c) exceeds Forty Thousand Dollars ($40,000.00), in which event such amounts in excess of $40,000 (but only such amounts in excess) shall be due. The maximum aggregate amount of indemnity by the Sellers pursuant to this
Article 6 shall be limited to the amount of the Purchase Price plus, as to each Seller, the amount, if any, of the Pool (as defined in the Employment Agreement) which such Seller becomes entitled to receive pursuant to his Employment Agreement.

         6.4     Tax Liabilities and Tax Audits.

                 (a) The Sellers shall be responsible for, and shall pay, all Taxes imposed upon the Company for any period up to and including, the Closing Date which are not provided for in the accounts of the Company, other than any Taxes imposed upon the Company as a result of the Merger being held to be not a tax-free reorganization under the Code for any reason other than solely by reason of actions taken by the Sellers, or either of them.

                 (b) Purchaser shall give the Sellers notice of any threatened or scheduled Tax audit for any year open for assessment of deficiencies up to and including the Closing Date and shall give the Sellers and the Sellers' accountants or agents the opportunity, at the Sellers' sole cost and expense, to investigate, defend, settle and otherwise resolve, any such audit, provided the Sellers first provide a written acknowledgment of their liability hereunder. Notwithstanding the foregoing, Purchaser shall have the right to be present at any such audit and to participate in any discussions or negotiations with Tax authorities.

         6.5 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article 6 for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto are independent of and in addition to any equitable rights or remedies, including without limitation specific performance and right to rescission because of the other parties' misrepresentation fundamentally affecting the character of the Company's business or fraud, and any rights or remedies because of the other party's fraudulent action, none of which rights or remedies shall be affected or diminished hereby.

         6.6 Assistance in Resolving Claims. If an indemnifying party wishes to assist in the resolution of a Claim other than through formal assumption of defense, the indemnified party will give such indemnifying party an opportunity to describe such assistance and will in its sole discretion determine whether or not to accept such assistance, without prejudice to its rights to indemnification hereunder.

         6.7 Proceeds from Accounts Receivable and Inventory. In the event that the Company makes an indemnification Claim against the Sellers which is based on a breach of or the inaccuracy of the Sellers' or the Company's representations and warranties set forth in Section 3.1.6 or Section 3.1.7 and the Sellers make payment of such Claim (or if the Sellers execute an agreement in writing with the Company that the amount of such Claim shall be applied against the deductible amount provided for in Section 6.3(c)), then, to the extent that the Company actually receives payment of any account receivable or realizes proceeds from sale or disposition of any item of inventory forming the basis for such Claim, the Company will, within 60 days after receipt of such payment or proceeds, pay over such proceeds to the Sellers to the extent of the amount of payment received by the Company from the Sellers, respectively, with respect to such Claim. If more than one Claim (of any type) is made on a single date, and such Claims in the aggregate would cause the aggregate Claims made through such date to exceed the deductible amount, then all such Claims shall be allocated proportionately to deductible amount and to payable amount.

                            7. POST-CLOSING MATTERS

         7.1 Maintenance of Books and Records. The Sellers and Purchaser shall preserve for at least one year after the Closing Date (or for at least five years with respect to matters for which the representations and warranties survive for a period longer than one year) all records possessed or to be possessed by such party relating to the Company prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party and its representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the Sellers or to the officers and employees of Purchaser and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Company prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party or the Company, the requesting party and its officers, directors and representatives will use due care not to disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally or becomes generally known to competitors of such party, through sources other than the receiving party, its affiliates or its officers, directors or representatives. The foregoing notwithstanding, such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         7.2 Non-Disclosure Obligations. The Sellers, jointly and severally, covenant and agree not to use for personal benefit nor to publish or disclose to others, directly or indirectly, at any time, any confidential or proprietary information of the Company. Each Seller specifically acknowledges and agrees that the remedy at law for any breach of the foregoing covenant will be inadequate, and that Purchaser, in addition to any other remedy available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

                                8. MISCELLANEOUS

         8.1     Termination.

                 (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                          (i)     by mutual consent of the Sellers and
Purchaser;

                          (ii)    by Purchaser, at any time if the
representations and warranties of Company or the Sellers contained in Section
3.1 (A) were materially incorrect when made or (B) become materially incorrect prior to Closing, or if the Sellers or the Company failed to comply in any material respect with the covenants and obligations set forth in Article 4 and such failure has not been cured within 20 business days after receiving written notice of such failure from Purchaser;

                          (iii)   by the Sellers, at any time if the
representations and warranties of Purchaser contained in Section 3.2 (A) were materially incorrect when made or (B) become materially incorrect prior to Closing, or if Purchaser failed to comply in any material respect with the covenants and obligations set forth in Article 4 and such failure has not been cured within 20 business days after receiving written notice of such failure from the Sellers; or

                          (iv)    by either Purchaser or the Sellers, if
Closing does not occur by September 30, 1995 through no fault of such terminating party or its (and in the case of the Sellers, the Company's) directors, officers or shareholders.

                 (b) In the event of the termination and abandonment hereof pursuant to the provisions of this Section 8.1, this Agreement, other than Section 4.3.2, shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers in respect of this Agreement, except (x) if the termination arises under subsection (iii) above, Purchaser shall be liable to the Company and the Sellers for all costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement, or (y) if the termination arises under subsection (ii) above, the Company and the Sellers shall be jointly and severally liable to Purchaser for all costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement.

         8.2 Broker's and Finder's Fees. Each of the parties hereto represents and warrants to the other parties that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, except that the Sellers have engaged DCI to act on their behalf pursuant to the DCI Letter, and each party agrees to indemnify and hold harmless the other party hereto against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of such party's dealings, arrangements or agreements with any such person. Notwithstanding the foregoing, the parties acknowledge and agree that the portion of the Cash Payment which is being provided by Purchaser to DCI at the Closing is actually a reduction of the amount of the Purchase Price payable to the Sellers, and accordingly the Sellers shall not be required to indemnify Purchaser for having made such payment. Except as provided in the immediately preceding sentence, the Sellers shall be solely responsible and liable for all obligations and amounts payable under the DCI Letter or the DCI Settlement Agreement, notwithstanding that the Company is a party to the DCI Letter and the DCI Settlement Agreement.

         8.3 Sales, Transfer and Documentary Taxes. The Sellers shall pay all sales, documentary, and other transfer taxes, if any, due as a result of the merger in accordance herewith whether imposed by law on the Sellers or Purchaser and the Sellers, jointly and severally, shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         8.4 Expenses. Except as otherwise provided in this Agreement, the Sellers shall pay their own expenses, and to the extent incurred on or prior to the Closing Date, the Company's expenses, and Purchaser shall pay its own expenses, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         8.5 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party except that Purchaser may assign this Agreement to any affiliate of Purchaser. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, successors and assigns of the Sellers and Purchaser.

         8.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed effective as follows: (a) if mailed, three days after such notice is sent via first class United States certified mail, postage prepaid to the address listed below for the party to whom the notice is being sent ("Notice Party"); (b) if hand delivered or delivered by courier, upon actual delivery of such notice to the Notice Party at the address listed below for such notice Party; or (c) if sent by facsimile, on the date of the sender's receipt of a transmission confirmation of such notice to the Notice Party at the facsimile number, if any, listed below for such Notice Party, provided the party giving such notice mails a copy of such notice, in accordance with clause (a) or clause (b) above, within two days after the transmission of such Notice by facsimile to the Notice Party. The addresses and facsimile numbers for each party to this Agreement, as of the date hereof, are as follows:

                 Purchaser:

                 Bell Atlantic Directory Graphics, Inc.
                 2500 Monroe Boulevard
                 P.O. Box 80050
                 Valley Forge, Pennsylvania  19484-0050
                 Attention:  President
                 Facsimile No. (610) 650-5025

                 With a required copy to:

                 Bell Atlantic Network Services, Inc.
                 1717 Arch  Street, 32nd Floor
                 Philadelphia, Pennsylvania  19103
                 Attention:  Elizabeth Sampath, Esq.
                 Facsimile No. (215) 963-9195


                 The Company:

                 Howard W. Sams & Company
                 2647 Waterfront Parkway East Drive
                 Indianapolis, Indiana  46214
                 Attention:  Richard Hauser
                 Facsimile No. (317) 298-5442


                 The Sellers:

                 Damon Davis                         Richard Hauser
                 8909 Bay Breeze Lane                13720 Smoky Ridge Trace
                 Indianapolis, Indiana  46236        Carmel, Indiana  46033
                 Facsimile No. (None)                Facsimile No. (None)

                 With required copies to:

                 Robert J. Hicks, Esq.
                 Sommer & Barnard
                 4000 Bank One Tower
                 111 Monument Circle
                 Indianapolis, Indiana  46244
                 Facsimile No. (317) 236-9802

Any party may change his or its address or facsimile number by providing written notice, in accordance with the foregoing provisions of this Section 8.8, to each other party of such change.

         8.9 PENNSYLVANIA LAW TO GOVERN. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT CONSIDERATION OF THE LAWS OF SUCH JURISDICTION RELATING TO CONFLICTS OF LAW OR CHOICE OF LAW.

         8.10    Arbitration.

                 (a) Any and all disputes or claims arising out of or relating to the validity, interpretation, enforceability or performance of this Agreement, including, without limitation, this arbitration clause, shall be solely and finally settled by binding arbitration in Pittsburgh, Pennsylvania (or such other location as the parties may otherwise agree) and except as otherwise provided herein, in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association ("AAA"); provided, however, that in any case where AAA or its successors are not in existence, the arbitration shall proceed in accordance with the laws relating to arbitration then in effect in the Commonwealth of Pennsylvania.

                 (b) Either Seller, by written notice to the Purchaser (or the Company if the notice is given after the Closing) and Bell Atlantic Directory Graphics, Inc., or Purchaser, by written notice to both Sellers, may demand that the disputed matter be submitted to arbitration. The demand notice shall specify the nature of the dispute. An arbitrator shall be chosen in accordance with the prevailing Commercial Arbitration Rules of AAA. The arbitrator shall permit or prohibit discovery in his sole discretion and may admit or exclude evidence in his sole discretion.

                 (c) The arbitrator shall decide the dispute or claim in accordance with the then prevailing Commercial Arbitration Rules of AAA, applying the substantive laws of Pennsylvania. Judgment upon the arbitral award may be entered in any court having jurisdiction over the parties hereto or their assets. No party may take any dispute or claim subject to arbitration hereunder to any court until an arbitration decision has been made, except that any party shall have the right to institute any legal actions for provisional relief pending final settlement by arbitration.

                 (d) Each party shall pay its own expense of arbitration, and the expenses of the arbitrator shall be equally shared between the disputing parties; provided, however, that if in the opinion of the arbitrator any claim or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

                 (e) The resolution of such arbitration shall be final and binding on the parties hereto and enforceable in a court of competent jurisdiction.

         8.11 Release. For good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, each Seller hereby agrees as follows:

                 (a) Effective upon the Closing, and except for any obligations of the Company or BADG under the Employment Agreements or this Agreement, and the obligations of each Seller under that certain Indemnification Agreement of even date herewith by and between the Sellers, each Seller does hereby release and forever discharge the Company and its directors, officers, employees and agents (the "Released Parties") and their successors and assigns from all claims or causes of action of any type or nature whatsoever, whether fixed, contingent, liquidated, unliquidated, choate or inchoate, which such Seller ever had, now has or hereafter may have, against the Released Parties, or any of them, arising out of or based on any event, fact or circumstance occurring or existing on or prior to the Closing Date. Seller expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims or causes of action which he does not know of or suspect to exist in favor of him at the time of execution hereof, and that this Agreement contemplates, except as provided above, the extinguishment of any such claims or causes of action.

                 (b)      Each Seller hereby acknowledges that he has read this
Section 8.11 and has consulted with his counsel concerning it, and understands that this is a full and final release of all possible claims covered hereby.

         8.12 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 6, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         8.13 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Reference herein to sections, articles, schedules or exhibits shall be deemed to be references to sections, articles, schedules or exhibits of this Agreement unless otherwise specified.

         8.14 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

         8.15 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

         8.16 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         8.17 Definition of "Knowledge". For purposes of this Agreement, the term "knowledge" of the Company, the Sellers, or any one of them, shall mean and include the actual knowledge of Richard R. Hauser, Damon C. Davis and Stephen Klingenberger.

         8.18 Disclaimer. Except to the extent expressly provided in or pursuant to this Agreement,, the Company and the Sellers make no representations or warranties to Purchaser.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

                                            PURCHASER:
                                            ---------

                                            BELL ATLANTIC VENTURES XXIX, INC.


                                            By : /Daniel J. Gomez/
                                                 -----------------------------
                                                 Name: Daniel J. Gomez
                                                 Title: Chairman and CEO

                                            THE COMPANY:
                                            -----------

                                            HOWARD W. SAMS & COMPANY


                                            By : /Richard R. Hauser/
                                                 -----------------------------
                                                 Name: Richard R. Hauser
                                                 Title: President

                                            THE SELLERS:
                                            ------------


                                            /Damon C. Davis/
                                            ----------------------------------
                                            Damon C. Davis

                                            /Richard R. Hauser/
                                            ----------------------------------
                                            Richard R. Hauser

         Bell Atlantic Directory Graphics, Inc. hereby guarantees the full and prompt payment of all amounts payable by Purchaser to the Sellers, and the full discharge of all other obligations of Purchaser to the Sellers, pursuant to the foregoing Agreement and Plan of Merger.

                                            BELL ATLANTIC DIRECTORY GRAPHICS,
                                            INC.


                                            By : /Daniel J. Gomez/
                                                 -----------------------------
                                                 Name: Daniel J. Gomez
                                                 Title: President